Exhibit 4.1


Interactive Data
14 West Street
New York, NY  10005


September 19, 1995


Van Kampen American Capital Distributors, Inc.
One Parkview Plaza
Oakbrook Terrace, IL 60181


     Re: Insured Municipals Income Trust, 184th Insured Multi-Series (A Unit Investment Trust) Registered Under the Securities Act of 1933
                                            File No. 33-61213


Gentlemen:

     We have examined the Registration Statement for the above captioned Fund, copy of which is attached hereto.

     We hereby consent to the reference in the Prospectus and Registration Statement for the above captioned Fund to Interactive Data Services, Inc., as the Evaluator, and to the use of the Obligations prepared by us which are referred to in such Prospectus and Statement.

     You are authorized to file copies of this letter with the Securities and Exchange Commission.

Very truly yours,

James Perry
Vice President